Filed Pursuant to Rule 424(b)(3)
Registration No. 333-256823
JLL INCOME PROPERTY TRUST, INC.
SUPPLEMENT NO. 8 DATED SEPTEMBER 3, 2024
TO THE PROSPECTUS DATED APRIL 12, 2024

This supplement No. 8 is part of the prospectus of JLL Income Property Trust, Inc. and should be read in conjunction with the prospectus. Terms used in this supplement No. 8 and not otherwise defined herein have the same meanings as set forth in our prospectus and any supplements thereto. The purpose of this supplement is to disclose:
•the status of our share repurchase plan; and
•the recent share pricing information.
Share Repurchase Plan Status
During the period from July 1, 2024 through August 31, 2024, we redeemed 5,288,928 shares for a total of approximately $62,021,000 pursuant to our share repurchase plan. We honored 100% of all redemption requests received. Shares are not eligible for repurchase for the first year after purchase except upon death or disability of the stockholder. Shares issued pursuant to our distribution reinvestment plan are not subject to the one-year holding period. Eligible share repurchases during the period from July 1, 2024 through September 30, 2024 are limited to approximately $130,129,000 which is 5% of the NAV of all classes of shares as of the last business day of the previous calendar quarter.

Recent Share Pricing Information
Below is the daily NAV per share, as determined in accordance with our valuation guidelines, for each business day from August 1 to August 31, 2024, for each of our classes of common stock:

Date	NAV per Share
	Class A	Class M	Class A-I	Class M-I	Class D (1)
August 1, 2024	$11.70	$11.73	$11.74	$11.73	$11.71
August 2, 2024	$11.71	$11.73	$11.74	$11.73	$11.71
August 5, 2024	$11.71	$11.73	$11.74	$11.73	$11.71
August 6, 2024	$11.71	$11.73	$11.74	$11.73	$11.71
August 7, 2024	$11.71	$11.73	$11.75	$11.73	$11.71
August 8, 2024	$11.71	$11.73	$11.75	$11.73	$11.71
August 9, 2024	$11.71	$11.73	$11.75	$11.73	$11.71
August 12, 2024	$11.71	$11.73	$11.75	$11.73	$11.71
August 13, 2024	$11.71	$11.73	$11.75	$11.73	$11.71
August 14, 2024	$11.71	$11.73	$11.75	$11.73	$11.71
August 15, 2024	$11.71	$11.73	$11.75	$11.73	$11.72
August 16, 2024	$11.71	$11.74	$11.75	$11.74	$11.72
August 19, 2024	$11.72	$11.74	$11.76	$11.74	$11.72
August 20, 2024	$11.72	$11.74	$11.76	$11.74	$11.72
August 21, 2024	$11.72	$11.74	$11.76	$11.74	$11.72
August 22, 2024	$11.72	$11.75	$11.76	$11.75	$11.73
August 23, 2024	$11.72	$11.75	$11.76	$11.75	$11.73
August 26, 2024	$11.73	$11.75	$11.77	$11.75	$11.73
August 27, 2024	$11.72	$11.75	$11.77	$11.75	$11.73
August 28, 2024	$11.72	$11.75	$11.77	$11.75	$11.73
August 29, 2024	$11.73	$11.75	$11.77	$11.75	$11.74
August 30, 2024	$11.71	$11.74	$11.75	$11.74	$11.72
(1)     Shares of Class D common stock are currently being offered pursuant to a private placement offering.
Purchases and repurchases of shares of our common stock will be made based on the appropriate day’s applicable per share NAV. On each business day, our NAV per share for each publicly offered share class, is posted on our website, www.JLLIPT.com, and made available on our toll-free, automated telephone line, (855) 652-0277.